Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
LightInTheBox Holding Co., Ltd.:

We consent to the use of our report incorporated by reference herein.

Our report refers to a change in the method of accounting for revenue recognition.

/s/ KPMG Huazhen LLP
Beijing China
June 28, 2019